Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-232895

August 6, 2019

PPG INDUSTRIES, INC.

Issuer:	PPG Industries, Inc.	PPG Industries, Inc.

Title of Securities:	2.400% Notes due August 15, 2024	2.800% Notes due August 15, 2029

Long-Term Debt Ratings*:	Moody’s: A3 (negative) Fitch: A- (stable) S&P: A- (stable)	Moody’s: A3 (negative) Fitch: A- (stable) S&P: A- (stable)

Format:	SEC Registered	SEC Registered

Principal Amount Offered:	$300,000,000	$300,000,000

Trade Date:	August 6, 2019	August 6, 2019

Settlement Date (T+7):	August 15, 2019	August 15, 2019

Maturity Date:	August 15, 2024	August 15, 2029

Price to Public:	99.827% of the principal amount offered	99.732% of the principal amount offered

Coupon:	2.400% per annum	2.800% per annum

Yield to Maturity:	2.437%	2.831%

Spread to Benchmark Treasury:	T + 90 bps	T + 110 bps

Benchmark Treasury:	1.750% UST due July 31, 2024	2.375% UST due May 15, 2029

Benchmark Treasury Price and Yield:	101-00+; 1.537%	105-24+; 1.731%

Interest Payment Dates:	Semiannually in arrears on each February 15 and August 15, commencing on February 15, 2020	Semiannually in arrears on each February 15 and August 15, commencing on February 15, 2020

Make-Whole Call:	Prior to July 15, 2024 (the date that is one month prior to maturity), the greater of par or make-whole at Treasury Rate (as defined in the prospectus supplement) plus 15 bps	Prior to May 15, 2029 (the date that is three months prior to maturity), the greater of par or make-whole at Treasury Rate (as defined in the prospectus supplement) plus 20 bps

Par Call:	On or after July 15, 2024	On or after May 15, 2029

CUSIP/ISIN:	693506BQ9 / US693506BQ91	693506BR7 / US693506BR74

Joint Book-Running Managers:	J.P. Morgan Securities LLC BNP Paribas Securities Corp. PNC Capital Markets LLC Citigroup Global Markets Inc. MUFG Securities Americas Inc.	J.P. Morgan Securities LLC BNP Paribas Securities Corp. PNC Capital Markets LLC Citigroup Global Markets Inc. MUFG Securities Americas Inc.

Senior Co-Managers:

BBVA Securities Inc.

BofA Securities, Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

HSBC Securities (USA) Inc.

Mizuho Securities USA LLC

Santander Investment Securities Inc.

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

Telsey Advisory Group LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

BBVA Securities Inc.

BofA Securities, Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

HSBC Securities (USA) Inc.

Mizuho Securities USA LLC

Santander Investment Securities Inc.

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

Telsey Advisory Group LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Co-Managers:	ANZ Securities, Inc. BNY Mellon Capital Markets, LLC ICBC Standard Bank Plc Morgan Stanley & Co. LLC The Huntington Investment Company The Williams Capital Group, L.P.	ANZ Securities, Inc. BNY Mellon Capital Markets, LLC ICBC Standard Bank Plc Morgan Stanley & Co. LLC The Huntington Investment Company The Williams Capital Group, L.P.

* An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such materials and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

This final term sheet supplements, and should be read in conjunction with, the issuer’s preliminary prospectus supplement dated August 6, 2019 and accompanying prospectus dated July 30, 2019.

We expect to deliver the securities described herein against payment on or about the Settlement Date, which will be the seventh business day following the date of the pricing of the securities (this settlement cycle being referred to as “T+7”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the securities initially will settle in T+7, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers who wish to trade the securities on the date of pricing or the next succeeding business day should consult their own advisor.

This communication is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer to buy securities described herein can be accepted, and no part of the purchase price thereof can be received, unless the person making such investment decision has received and reviewed the information contained in the relevant prospectus in making their investment decisions. The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and accompanying prospectus related to that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 212-834-4533, BNP Paribas Securities Corp. collect at 212-841-2871 or PNC Capital Markets LLC toll-free at 855-881-0697.